SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

INNOVIVA, INC.

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LLC

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Dr. Alexander J. Denner

Mr. Mark DiPaolo

Mr. George W. Bickerstaff, III

Mr. Jules Haimovitz

Dr. Odysseas Kostas

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 13, 2017, Sarissa Capital Management LP, together with the other Participants (as defined below), issued the following letter to shareholders in connection with its solicitation of proxies for the 2017 annual meeting of shareholders of Innoviva, Inc. The Participants also posted the letter to www.dfking.com/INVA:

FOR IMMEDIATE RELEASE

SARISSA CAPITAL URGES SHAREHOLDERS OF INNOVIVA, INC.:

FOLLOW THE RECOMMENDATIONS OF ISS, GLASS LEWIS AND EGAN-JONES;

VOTE ON THE GOLD CARD FOR SARISSA NOMINEES

Greenwich, CT, April 13, 2017 – Sarissa Capital Management LP today issued the following letter to shareholders of Innoviva, Inc. (NASDAQ: INVA):

Dear Fellow Innoviva Shareholders,

The Innoviva Annual Meeting will take place on April 20, 2017 at 8:30 a.m. EDT. Your vote is extremely important. We urge you to VOTE ON THE GOLD PROXY CARD FOR OUR NOMINEES – George Bickerstaff, Jules Haimovitz and Odysseas Kostas. All three independent proxy governance firms – ISS, Glass Lewis and Egan-Jones – support Sarissa and agree that Innoviva needs change.

•	ISS, Glass Lewis and Egan-Jones recommend that you vote on Sarissa’s GOLD PROXY CARD

•	ISS, Glass Lewis and Egan-Jones recommend that you do not vote on management’s white card

Innoviva is currently being run for the benefit of management and the board, not shareholders. Exorbitant expenses and egregious compensation exemplify this larger issue.

Innoviva spends approximately $25 million per year, or $1.8 million per employee, to simply collect royalties. This sum is an outrageous amount of money for a company with such a simple business. Innoviva disagrees and disturbingly refers to itself as “a very lean company.” Yet, in 2016, this “very lean company” executed a new lease for 8,427 square feet (or about 600 square feet per employee) of “prime” office space in the South San Francisco area. To add insult to injury, this new office space is inefficiently located about 3,000 miles from the US headquarters of GSK, Innoviva’s only meaningful business relationship.

Innoviva has attempted to scare you by indicating that potential cost cutting is fruitless and dangerous. These misguided statements are symptomatic of a company that lacks a focus on shareholders and desperately needs shareholder oversight. To be clear, Sarissa is not interested in cost cutting for its own sake. We simply require that every dollar spent be justified by its ability to drive shareholder value – not justified by the notion that spending could be even worse. Recall ISS’ insightful comments:

“…management has not been able to provide evidence that Innoviva’s decisions regarding operational expenses have driven or will drive shareholder value.”

To make matters even worse, Innoviva has said that it seeks to “build over time a recurring revenue business.” We are terrified that this management team and board will acquire assets to build a complex business in order to justify their exorbitant spending and compensation and to further entrench themselves. Moreover, we are fearful that any imprudent acquisitions will irreversibly alter the strategic position of the company and thereby irreparably damage shareholder value.

Unfortunately, the current board appears incapable of providing the necessary oversight of the CEO who dominates decision-making. Innoviva is fraught with terrible corporate governance. The non-management directors are notably absent from critical functions and, in our opinion, have breached their fiduciary duties. We had been repeatedly rebuffed in our attempts to have an active dialogue with non-management directors. Even the NomGov committee did not bother to meet with us before they rejected our entire slate. All objective shareholders should welcome shareholder representation on this board.

Our nominees – George Bickerstaff, Jules Haimovitz and Odysseas Kostas – can help fix the problems at Innoviva. These qualified nominees understand that shareholder capital must be optimized for the benefit of shareholders, not management, and will work hard to do so at Innoviva.

ISS supports all three of our nominees. ISS did a great job of cutting through management’s attempts to complicate a very simple matter:

“[Sarissa] has made a compelling case that change at the board level is warranted. The primary issue to be addressed is the company’s apparent misalignment between operating expenses and the company’s business objectives. There are also governance shortcomings rooted in a lack of transparency and communication, suggesting that the company would benefit from additional shareholder oversight.”

Glass Lewis supports two of our nominees. Glass Lewis’ thorough and thoughtful analysis justifies its summation:

“Upon full review, we believe [Sarissa] has both provided a reasonable case for minority change to the incumbent board and submitted candidates who appear reasonably suited to address the concerns raised across Sarissa’s materials. In turn, we believe the board has offered a selectively structured, unconvincing rebuke of material concerns surrounding Innoviva’s climbing costs, poor TSR performance, dubious compensation practices and troubling corporate governance protocols. In light of these considerable concerns, we believe investors would benefit from a fresh, shareholder-friendly perspective at the board level.”

And Egan-Jones strongly endorses our entire slate:

“We believe that the proposed new members of the Board will fix the Company’s culture in misallocating its capital as evidenced by Innoviva’s operating expenses of approximately $25 million per year, or $1.8 million per employee versus excessive employee pay of nearly $14 million per year, or $1 million per employee.”

INNOVIVA DOES NOT MARKET OR SELL ANY DRUGS. IT JUST COLLECTS ROYALTIES.

SO WHY IS INNOVIVA’S SPENDING AND COMPENSATION SO EXORBITANT?

IT IS TIME FOR INNOVIVA TO BE OPTIMIZED FOR SHAREHOLDERS.

Time is of the essence. We urge you to VOTE THE GOLD PROXY CARD to help us fix the problems at Innoviva. If you want to follow the recommendations of ISS, Glass Lewis and Egan-Jones and vote for Sarissa nominees YOU MUST VOTE ON THE GOLD CARD AND YOU CANNOT VOTE THE WHITE CARD. Returning a white card, even if you withhold on Innoviva’s nominees, will not be a vote for the Sarissa nominees, and it would revoke any vote you previously submitted on the GOLD CARD. PLEASE VOTE NOW by signing, dating and returning the GOLD proxy card or by voting by phone or internet.

Sincerely,

Sarissa Capital

If you have any questions regarding your GOLD proxy card or need assistance in voting, please contact our proxy solicitor:

D.F. KING & CO., INC.

STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746

BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550

WWW.DFKING.COM/INVA.

Contacts:

Sarissa Capital Management LP Melinda Zech 203-302-2330	D.F. King & Co., Inc. Edward McCarthy or Peter Aymar 212-269-5550

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP (“SARISSA”), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA’S PROXY SOLICITATION (THE “PARTICIPANTS”), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF INNOVIVA, INC. (THE “COMPANY”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA’S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA

Consent of the author and publication to use the quotations contained in the material filed herewith as proxy soliciting material was neither sought nor obtained.